HERITAGE CAPITAL APPRECIATION TRUST
                        HERITAGE GROWTH AND INCOME TRUST
                              HERITAGE INCOME TRUST
                              HERITAGE SERIES TRUST
                             Classes A and C Shares

                          SUPPLEMENT DATED JULY 1, 2008
                      TO THE PROSPECTUS DATED MARCH 1, 2008

                 HERITAGE SERIES TRUST-INTERNATIONAL EQUITY FUND

INTERNATIONAL EQUITY FUND. Effective June 15, 2008, Julius Baer Investment Management LLC, the Subadviser to the Heritage Series Trust-International Equity Fund (the "Fund"), changed its name to Artio Global Management LLC. This name change is in anticipation of an initial public offering by its parent Julius Baer Americas Inc. Artio Global Investors Inc. is the holding company of Artio Global Management LLC, a registered investment adviser with headquarters in New York City. Artio Global Investors Inc., formerly Julius Baer Americas Inc., is a subsidiary of the Swiss-based Julius Baer Group. As a result of the name change, all references to Julius Baer Investment Management LLC or Julius Baer should be replaced with Artio Global Management LLC or Artio Global.

                       HERITAGE CAPITAL APPRECIATION TRUST

HERITAGE CAPITAL APPRECIATION TRUST. Effective July 1, 2008, the Heritage Capital Appreciation Trust (the "Fund") may invest up to 30% of its total assets in foreign securities. The 30% investment guideline is higher than the Fund's previous foreign securities investment guideline of 15%. This guideline change will provide the Fund with additional flexibility to respond to changes in the global economy and investment universe. The Fund may continue to invest in a combination of American Depository Receipts ("ADRs") and foreign securities up to 35% of its total assets. As a result, a seventh bullet point should be added to the "Principal Risks" paragraph on page P-1 of the Heritage Mutual Funds Class A and C shares prospectus as follows:

     o Foreign security risk is the risk of instability in currency exchange rates, political unrest, economic conditions or foreign law changes.

Additionally, the "Risk Factor" chart on page P-19 should be amended to include an "X" in the row for "Foreign securities" and the column for "Capital Appreciation", indicating that foreign security risk is a primary risk factor for the Heritage Capital Appreciation Trust.

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                  INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH
                       THE PROSPECTUS FOR FUTURE REFERENCE